Exhibit 10.27
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of March 1, 2011, by and between Atlantic Diving Supply, Inc., a Virginia corporation (the “Company”), and Bruce Dressel (the “Executive”) for the purpose of amending the Employment Agreement dated as of August 1, 2008, by and between the Company and the Executive (as amended, the “Employment Agreement”).
     WHEREAS, as of the date hereof, the Company and the Executive have entered into the letter agreement attached as Exhibit A hereto (the “Transaction Bonus Agreement”) pursuant to which the Executive may be entitled to receive certain bonus payments following the Company’s consummation of a High Yield Deal (as defined in the Transaction Bonus Agreement);
     WHEREAS, in connection with the adoption of the Transaction Bonus Agreement, the parties hereto desire to modify certain terms of the Employment Agreement as hereinafter provided; and
     WHEREAS, pursuant to Section 17 of the Employment Agreement, the Employment Agreement may be amended in whole or in part in writing in a form substantially similar to the form thereof.
     NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration of the mutual promises and covenants set forth below and in the Transaction Bonus Agreement, the Company and the Executive hereby agree as follows:
     1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.
     2. Amendment to Section 5. Section 5 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“5.	Sale of the Company. If during the Term (i) any person or persons or entity or entities (other than family members or family trusts) who do not presently own stock in the Company acquire ownership of fifty one percent (51%) or more of the Company’s stock or (ii) such persons or entities acquire fifty one percent (51%) or more of the total gross fair market value of the Company’s assets (collectively, the “Sale of the Company”) for a purchase price not less than one hundred million dollars ($100,000,000.00) net cash or property actually received by the stock owners in the case of a stock sale or by the Company the case of an asset sale, then the Company shall pay the Executive a bonus (a “Sale Bonus”) in an amount equal to the excess of (x) one half of one percent (0.5%) of the purchase price over (y) any amounts paid or payable to the Executive pursuant to the terms of the Transaction Bonus Agreement. Subject to Section 14, the Sale Bonus shall be paid within thirty (30) days of the closing of the sale of the stock or assets and the disbursement of the purchase price in full. Upon the Sale of the Company, the Term shall be extended for a period of two years from the date of sale and the Executive shall be entitled to receive no less than the same benefits, salary and bonus opportunity he received immediately prior to the sale for the remainder of the Term. For purposes of this Section 5, “Company” shall mean ADS Tactical, Inc. and/or Atlantic Diving Supply, Inc.”
     3. Amendment to Section 7(D). Section 7(D) of the Employment Agreement is hereby amended and restated in its entirety as follows:
“(D)	Termination Without Cause or With Good Reason after the Sale of the Company. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason during the period beginning on the date of the Sale of the Company and ending on the two-year anniversary of such date, then the Executive shall be entitled to receive, in addition to the Accrued Amounts, a cash amount (the “Severance Payment”) equal to two hundred percent (200%) of the sum of the Executive’s base compensation and annual bonus for the year preceding the year in which the date of termination occurs. Subject to Section 14, the Severance Payment shall be paid in equal installments, and in accordance with the Company’s regular payroll practices, during the twenty-four (24) month period immediately following the date of termination; provided, however, that, notwithstanding the foregoing, no portion of the Severance Payment shall be paid pursuant to this Section 7(D) following the date that the Executive first violates any of the provisions set forth in Section 8 of this Agreement.”
     4. Amendment to Section 14. Section 14 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“14.	Section 409A.

(A)	General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(B)	Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(i) no amount shall be payable pursuant to Section 7(D) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations;

(ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s separation from service with the Company or (y) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 14(B)(ii) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein;

(iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto);

(iv) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 7(D) shall be treated as a right to receive a series of separate and distinct payments; and

(v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.”
     5. Section References. Unless otherwise indicated, all references in this Amendment to designated “Sections” are references to designated Sections of the Employment Agreement.
     6. Continuing Effectiveness of Employment Agreement. Except as modified by the foregoing, the terms and conditions of the Employment Agreement shall remain unaffected and shall continue in full force and effect after the date hereof.
     7. Form of Amendment. The Company and the Executive acknowledge and agree that this Amendment is made pursuant to, and in accordance with the terms of, Section 17 of the Employment Agreement.
     8. Counterparts. This Amendment may be executed in one or more counterparts and all counterparts taken together shall be deemed to constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ATLANTIC DIVING SUPPLY, INC.

/s/ Luke Hillier By:
Its:

EXECUTIVE

/s/ James Bruce Dressel Bruce Dressel

EXHIBIT A
Transaction Bonus Agreement
(see attached)